SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2011

Vendum Batteries Inc.

(Exact name of registrant as specified in its charter)

NV	333-149197	39-2068976
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Thames Valley Park Drive, Reading, Berkshire	RG6 1PT
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 118 380 0895

____________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On May 3, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Holder”) for the sale of a Convertible Promissory Note (the “Note”) in the aggregate principal amount of $32,000. The net proceeds of the financing, after deducting placement agent fees, are to be used for our general working capital purposes. The Notes bear interest at the rate of 8% per annum and matures on February 2, 2012. The Note is convertible into shares of our common stock beginning 180 days from the date of the Note at a conversion price of 58% of the average of the lowest three trading prices of our common stock during the ten trading days on the OTCBB proceeding the conversion date. The number of shares issuable upon conversion shall be proportionally adjusted to reflect any stock dividend, split or similar event.

Unless waived in writing by the Holder, we are prohibited from effecting the conversion of the Note to the extent that as a result of such conversion the Holder thereof would beneficially own more than 4.99% in the aggregate of our issued and outstanding common stock immediately after giving effect to the issuance of common stock upon conversion. While the Note is outstanding, the Holder is entitled to a reduction in the conversion price if we issue any securities for a per share price less than the conversion price in effect available to the Holder.

Under the Purchase Agreement, the Holder is entitled to a right of first refusal on any subsequent equity offerings (or debt offerings with an equity component) that we may engage in for a period of one year.

We are only entitled to prepay the Note from the date of the Note until 90 days thereafter at 150% of the outstanding principal balance, accrued and unpaid interest, default interest, and other amounts required under the Note, so long as the Holder has not elected to convert the Note into our common stock. We are only entitled to prepay the Note 91 days from the date of the Note up to 180 days from the date of the Note at 175% of the outstanding principal balance, accrued and unpaid interest, default interest, and other amounts required under the Note. We have no right to prepay the Note after 180 days from the date of the Note.

For so long as we have any obligation under the Note, we agreed to certain restrictions on our ability to declare dividends, repurchase our capital stock, borrow money, sell our assets, or advance loans to others.

The Note contains events of default which, if triggered, will result in the requirement to pay a default amount as specified in the Note. The default amount depends on the particular event of default. In some cases, the amount we would owe the Holder could be two times the sum of the outstanding principal balance of the Note, accrued and unpaid interest, default interest (at 22% per annum), and other amounts required under the Note. In other cases, the amount we would owe the Holder would be 150% of the sum of the outstanding principal balance of the Note, accrued and unpaid interest, default interest, and other amounts required under the Note. Other cases elicit other default amounts as provided under the Note. The Note also provides for an option for the Holder to take the default amount in shares of our common stock under a formula provided in the Note in lieu of a cash payout.

The foregoing description of the Purchase Agreement and Note does not purport to be complete and is qualified in its entirety by reference to Purchase Agreement and Note, which are filed as Exhibits 10.1 and 10.2, respectively hereto and incorporated herein by reference.

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Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 is incorporated herein by reference.

The Note was issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vendum Batteries Inc.

/s/ Fraser Cottington

Fraser Cottington
Chief Executive Officer

Date: May 5, 2010

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